EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                     Contact: James Potts
---------------------                                           (800) 201-9455


                   HOMESTEAD VILLAGE ANNOUNCES ENGAGEMENT
                           OF STERN STEWART & CO.


         ATLANTA (April 10, 2000) -- Homestead Village Incorporated
(NYSE:HSD) today announced that it has formed a special committee of the Board of Directors to evaluate Security Capital Group Incorporated's proposal to acquire all of Homestead's outstanding shares of common stock not already owned by Security Capital. The special committee has engaged legal counsel and Stern Stewart & Co., as financial advisor, to assist in this endeavor. No timetable has been adopted by the special committee for a response to the proposal from Security Capital.

Homestead, based in Atlanta, Georgia, is an owner and operator of 136 extended-stay lodging facilities in 28 states. Focused on the business traveler, Homestead has developed an operating system designed to ensure a consistent, high-quality, uniform lodging experience.

For more information about Homestead, see the company's web site at www.stayhsd.com.

In addition to historical information, this news release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which Homestead operate, management's beliefs and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual operating results may differ materially from what is expressed or forecasted in this news release. See "Risk Factors" in Homestead's Annual Reports on Form 10-K for factors that could affect Homestead's future financial performance.

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